Exhibit 12

            COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO Exhibit 12
                           FROM CONTINUING OPERATIONS
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)


                                                                                  YEAR ENDED
                                                --------------------------------------------------------------------------------
                                                December 30,     December 31,     December 26,     December 27,     December 28,
                                                    2001             2000             1999             1998             1997
                                                ------------     ------------     ------------     ------------     ------------
FIXED CHARGES COMPUTATION

INTEREST EXPENSE:

     NET INTEREST EXPENSE                       $     98,872     $    114,422     $     92,247     $    101,420     $     97,286

     PLUS CAPITALIZED INTEREST                         1,961            2,230            5,197            4,516            5,376
                                                ------------     ------------     ------------     ------------     ------------
          GROSS INTEREST EXPENSE                     100,833          116,652           97,444          105,936          102,662

PROPORTIONATE SHARE OF INTEREST
     EXPENSE OF 50% OWNED PERSONS                                                                                          1,948

INTEREST COMPONENT OF
     RENT EXPENSE                                      8,641            8,774            8,229            7,688            6,671
                                                ------------     ------------     ------------     ------------     ------------

          TOTAL FIXED CHARGES                   $    109,474     $    125,426     $    105,673     $    113,624     $    111,281
                                                ============     ============     ============     ============     ============




EARNINGS COMPUTATION

PRETAX EARNINGS                                 $    307,399     $    525,290     $    568,015     $    507,916     $    693,852

     ADD: FIXED CHARGES                              109,474          125,426          105,673          113,624          111,281

                  LESS: CAPITALIZED INTEREST          (1,961)          (2,230)          (5,197)          (4,516)          (5,376)

     ADD: DISTRIBUTIONS IN EXCESS
                   OF (LESS THAN)
                   EARNINGS OF INVESTEES              32,519            1,505            2,506          (21,856)          (7,675)
                                                ------------     ------------     ------------     ------------     ------------

          TOTAL EARNINGS AS ADJUSTED            $    447,431     $    649,991     $    670,997     $    595,168     $    792,082
                                                ============     ============     ============     ============     ============

          RATIO OF EARNINGS
            TO FIXED CHARGES                           4.1:1            5.2:1            6.3:1            5.2:1            7.1:1
                                                ============     ============     ============     ============     ============